Form 10-K405, Exhibit 13
period 1995-12-31
TODAYS BANCORP INC
filed 1996-03-28
CIK 216729

CONSOLIDATED BALANCE SHEETS                              TODAY'S BANCORP, INC.

As of December 31 (dollars in thousands)
-----------------------------------------------------------------------------------------------
                                                                           1995           1994
-----------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                $ 16,603       $ 15,144
Federal funds sold                                                        5,330         11,570
-----------------------------------------------------------------------------------------------
TOTAL CASH AND CASH EQUIVALENTS                                          21,933         26,714
Mortgage loans held for sale                                              1,116          1,288
Time deposits in other banks                                                434          1,607
Trading account securities                                                    -          6,350
Securities available for sale                                            76,933         63,298
Securities held to maturity with aggregate fair values
  of $34,257 and $35,476, respectively                                   34,037         36,243
Loans, net of unearned interest of $154 and
  $375, respectively                                                    362,418        330,782
  Allowance for possible loan losses                                    (3,289)        (3,144)
-----------------------------------------------------------------------------------------------
NET LOANS                                                               359,129        327,638
Premises and equipment                                                   12,633         12,637
Accrued interest and other assets                                        12,269         13,591
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                           $518,484       $489,366
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
Liabilities
Deposits:
  Non interest bearing                                                  $49,821        $45,937
  Interest bearing                                                      396,000        371,810
-----------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                          445,821        417,747
Federal funds purchased, securities sold under
  agreements to repurchase and other short-
  term borrowings                                                         8,298         13,130
Other liabilities                                                         4,354          3,860
Other borrowings                                                         13,497         13,797
-----------------------------------------------------------------------------------------------
Total liabilities                                                       471,970        448,534
-----------------------------------------------------------------------------------------------
Commitments and contingencies

Capital
Preferred stock, without par value:
  Authorized - 200,000 shares;
  issuable in series; none issued or outstanding                              -              -
Common stock, par value $5 per share:
  Authorized - 6,000,000 shares;
  Issued - 2,742,865 and 2,705,745 shares, respectively
  Outstanding - 2,742,865 and 2,705,257 shares, respectively             13,714         13,529
Capital surplus                                                           6,357          6,036
Retained earnings                                                        25,809         22,396
Unrealized gain (loss) on securities available for sale,
  net of taxes of $384 and ($713), respectively                             634        (1,127)
Treasury shares - None and 488 shares,
  respectively, at cost                                                       -            (2)
-----------------------------------------------------------------------------------------------
TOTAL CAPITAL                                                            46,514         40,832
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND CAPITAL                                          $518,484       $489,366
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


The notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME                        TODAY'S BANCORP, INC.

For the years ended December 31 (dollars in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------
                                                                           1995           1994           1993
---------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                              $31,750        $24,416        $19,066
Interest on federal funds sold and time deposits in other banks             592            402            206
Interest and fees on mortgage loans originated for sale                     185            780          1,368
Interest on investment securities
  Trading Securities                                                        101              -              -
Securities available for sale - taxable                                   3,981          3,483              -
Securities available for sale - exempt from federal income taxes              9              -              -
Securities held to maturity - taxable                                     1,569            969          4,950
Securities held to maturity - exempt from federal income taxes              993          1,082          1,239
--------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                                    39,180         31,132         26,829
--------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                                     18,136         13,189         11,669
Interest on federal funds purchased, securities sold under
  agreements to repurchase, and other short-term borrowings                 578            416            569
Interest on term borrowings, principally advances from
  Federal Home Loan Bank                                                  1,061            571            280
---------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                   19,775         14,176         12,518
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                      19,405         16,956         14,311
Provision for possible loan losses                                        (960)          (502)          (360)
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES             18,445         16,454         13,951
---------------------------------------------------------------------------------------------------------------
Other Operating Income
Trust department income                                                   1,624          1,427          1,368
Service charges on deposit accounts                                       1,655          1,296          1,325
Mortgage banking fees and gain on sale of
  mortgage servicing rights                                                 725          1,416          3,769
Securities gains, net                                                        62             76             42
Trading account securities gains (losses)                                    77          (643)              -
Other income                                                                838            798            792
---------------------------------------------------------------------------------------------------------------
TOTAL OTHER OPERATING INCOME                                              4,981          4,370          7,296
---------------------------------------------------------------------------------------------------------------
Operating income after interest expense and
  provision for possible loan losses                                     23,426         20,824         21,247
---------------------------------------------------------------------------------------------------------------
Other Operating Expenses
Salaries, wages, and employee benefits                                    7,318          7,498          7,862
Net occupancy expense                                                     1,471          1,128          1,122
Furniture and equipment expense                                           1,335          1,119            861
Printing, stationery, and supplies                                          698            425            483
FDIC insurance expense                                                      488            813            733
Data processing expense                                                   1,057            918            935
Marketing and advertising                                                   712            330            288
Other expenses                                                            2,881          3,232          2,639
---------------------------------------------------------------------------------------------------------------
TOTAL OTHER OPERATING EXPENSES                                           15,960         15,463         14,923
---------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                7,466          5,361          6,324
Income tax provision                                                      2,587          1,682          1,973
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $ 4,879       $  3,679        $ 4,351
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                             $  1.79       $   1.37         $ 1.65
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------


The notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                      TODAY'S BANCORP, INC.

For the years ended December 31 (dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                          $   4,879      $   3,679      $   4,351
Adjustments to reconcile net income to
  net cash provided (used) by operating activities:
     Depreciation and amortization                                                      2,049          1,621          1,195
     Provision (benefit) for deferred income taxes                                       (254)            44           (211)
     Provision for possible loan losses                                                   960            502            360
     Securities gains, net                                                                (62)           (76)           (42)
     Trading account securities (gains) losses                                            (77)           643              -
     Proceeds from sales of trading account securities                                  6,427              -              -
     Loans originated for resale                                                      (44,049)      (149,634)      (272,029)
     Loans sold                                                                        44,221        172,688        251,626
     (Increase) decrease in accrued interest and other assets                             406           (731)          (243)
     Increase (decrease) in other liabilities                                             201           (492)           487
     Other                                                                                355            572            580
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                       15,056         28,816        (13,926)
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from/(purchase of) maturities of time deposits in other banks                  1,173           (269)           (53)
Securities available for sale:
  Proceeds from sales, maturities, and repayments of mortgage-backed securities           783          1,630              -
  Proceeds from sales of investment securities                                          5,037          7,573              -
  Proceeds from calls and maturities of investment securities                          24,170         20,781              -
  Purchase of investment securities                                                   (26,158)       (28,850)             -
Securities held to maturity:
  Proceeds from sales, maturities, and repayments of mortgage-backed securities         3,044          5,267          7,767
  Proceeds from sales of investment securities                                              358          1,682          2,537
  Proceeds from calls and maturities of investment securities                             3,064          3,471         37,701
  Purchase of investment securities                                                   (19,153)        (7,167)       (35,018)
Net increase in loans held for portfolio                                              (32,451)       (47,343)       (40,813)
Purchases of premises and equipment                                                    (1,688)        (4,068)        (1,531)
Payment for acquisitions, net of cash and cash equivalents acquired of $2,613               -         (3,487)             -
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                 (41,821)       (50,780)       (29,410)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net increase in deposits                                                               28,074         34,186         15,635
Net increase (decrease) in federal funds purchased, securities sold
  under agreements to repurchase, and other short-term borrowings                      (4,832)         3,208           (714)
Payments on term borrowings and advances from Federal Home Loan Bank                   (3,300)       (15,425)        (2,133)
Cash dividends paid                                                                    (1,466)        (1,341)        (1,162)
Proceeds from exercise of stock options                                                   508            738            161
Increase in term borrowings and advances from Federal Home Loan Bank                    3,000          9,222         18,100
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                              21,984         30,588         29,887
-----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (4,781)         8,624        (13,449)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         26,714         18,090         31,539
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $  21,933      $  26,714      $  18,090
-----------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information
  Net cash paid during the year for:
     Interest                                                                        $  19,551     $  13,719      $  12,548
     Income taxes                                                                        2,135         1,775          1,931
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
The notes to consolidated financial statements are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL              TODAY'S BANCORP, INC.

For the years ended December 31 (dollars in thousands)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                          Unrealized
                                             Preferred     Common     Capital   Retained  Gain (Loss)    Treasury
                                                 Stock      Stock     Surplus   Earnings  on Securities     Stock        Total

-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                       $    -    $ 9,019   $ 9,974   $ 16,869  $   (83)      $ (329)         $35,450
  Net income for 1993                                 -         -          -      4,351        -           -             4,351
  Cash dividends declared,
     $.44 per share                                   -         -          -     (1,162)       -           -            (1,162)
  Transfer for three-for-two
     stock split                                      -      4,510     (4,510)       -         -           -
  Stock options exercised,
     12,151 shares                                    -         -          97        -         -           64              161
  Unrealized loss on marketable
     equity securities                                -         -           -        -       (132)         -              (132)
  Effect of change in accounting
     principle for securities
     available for sale on
     December 31, 1993,
     net of tax effect of $257                        -         -           -        -        406          -               406
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                            -    13,529      5,561     20,058       191         (265)         39,074
     Net income for 1994                              -         -          -      3,679        -            -            3,679
  Cash dividends declared,
     $.50 per share                                   -         -          -     (1,341)       -            -           (1,341)
  Stock options exercised,
     52,664 shares                                    -         -        475         -         -           263             738
  Net unrealized loss on
     securities, net of tax
     effect of $970                                   -         -          -         -      (1,712)          -          (1,712)
  Recognition of unrealized loss
     on marketable equity securities
     in trading account, net of tax
     effect of $249                                   -         -          -         -         394           -             394
-------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                            -     13,529     6,036     22,396     (1,127)         (2)         40,832
  Net income for 1995                                 -         -          -      4,879        -             -           4,879
  Cash dividends declared,
     $.5375 per share                                 -         -          -     (1,466)       -             -          (1,466)
  Stock options exercised,
     37,610 shares                                    -        185       321         -         -             2             508
  Net unrealized gain
     on securities, net of tax
     effect of $1,113                                 -         -          -         -        1,761          -           1,761
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                       $    -    $13,714   $ 6,357    $25,809     $   634    $     -         $46,514
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS           TODAY'S BANCORP, INC.


(Dollars in thousands)
-----------------------------------------------------------------------------

Note One - Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of the parent company, TODAY'S BANCORP, INC., and its wholly-owned subsidiaries, TODAY'S BANK-East and TODAY'S BANK-West (collectively, the "Company"), after elimination of all intercompany transactions.

Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 presentation.

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of incomes and expenses during the reporting period.
Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities
The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993. Under SFAS No. 115, the Company has classified each of its investment securities as either held to maturity, available for sale, or trading. Securities classified as held to maturity are recorded at cost, adjusted for the amortization of premiums and accretion of discounts on the constant yield basis. Securities available for sale are recorded at fair value and unrealized gains and losses are reported, net of tax, as a component of capital until realized. Gains and losses realized on the sale of investments are determined by the specific identification method and are recognized as a component of net income upon realization. Trading account securities are stated at fair value. Realized and unrealized gains and losses from trading securities are reflected in income.

Loans
Loans are carried at their principal amount outstanding plus any unamortized net deferred origination costs or less any unamortized net deferred origination fees. Interest on commercial, real estate, and certain installment and consumer loans is accrued and recognized as income based upon the outstanding principal amount and the contractual interest rate of each loan. Unearned interest on discounted installment loans is credited to income based upon the sum-of-the-months-digits method.

The accrual of interest income is discontinued on any loan (including a loan impaired under SFAS No. 114) for which, in the opinion of management, there is reasonable doubt as to the ultimate collectibility of interest and principal or when either principal or interest is 90 days or more past due and not well secured and in the process of collection.

Loan origination fees and certain direct origination costs on loans retained in the portfolio are deferred and amortized over the lives of the loans using amortization methods which management believes approximate the effective yield method.

Mortgage loans held for sale in the secondary market are recorded at the lower of cost or fair market value. Gains and losses on the sale of mortgage loans and servicing fee income are included in other operating income.

Allowance for Possible Loan Losses
The allowance for possible loan losses represents management's recognition of the assumed collection risks of extending credit and the quality of the loan portfolio. Other factors, including the loan loss experience and the current economic environment, are also considered in determining the amount of required allowance to cover the potential loan losses in the portfolio.

Beginning in 1995, the Company adopted SFAS No. 114 (as amended by SFAS No.
118), "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for credit losses related to loans that are identified as impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. A loan is considered impaired when it is probable that a creditor will be unable to collect principal and interest due according to the contractual terms of the loan agreement. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. No additional provision to the allowance for loan losses was required as a result of adopting this standard.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              TODAY'S BANCORP, INC.


(Dollars in thousands)
-----------------------------------------------------------------------------

Note One - Summary of Significant Accounting Policies (continued)

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed using the straight-line method. Buildings and building equipment are depreciated over lives which range from 10 to 45 years while fixtures and equipment are depreciated over lives ranging from three to 10 years. Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to operating expenses as incurred; renewals and betterments are capitalized.

Trust Department Fees
Trust fees are recognized principally on the cash basis, which management believes approximates the accrual basis.

Income Taxes
The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TODAY'S BANCORP and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to TODAY'S BANCORP amounts determined to be currently payable.

Fair Value of Financial Instruments
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires entities to disclose information about the fair value of their financial instruments, including assets and liabilities, both on- and off-balance-sheet. The definition of a financial instrument is consistent with that of SFAS No. 105, "Disclosures of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk".

Interest Rate Agreement
The Company has entered into an interest rate swap agreement as a means of managing its interest rate exposure. This agreement is used for purposes other than trading and is accounted for on a deferred basis. The net interest differential paid or received on this instrument is being recognized in earnings over the life of the contract as an adjustment to interest expense on the underlying liability being hedged.

Significant Group Concentrations of Credit Risk
The Company grants commercial, real estate, agricultural, and consumer loans to customers located within northwest Illinois. The Company has a diversified loan portfolio in which there is no substantial portion of loans dependent on a single industry or other concentration.

Excess of Purchase Price Over Carrying Value of Assets Acquired (Goodwill) The unamortized excess of the purchase price over the fair value of assets acquired ("goodwill") is included in other assets and is being amortized on a straight-line basis over 25 years for acquisitions prior to 1990 and 15 years for acquisitions after 1990.

Net Income Per Common Share
Net income per common share and dividends per common share have been computed using the weighted average number of common shares outstanding after giving retroactive effect, for all periods presented, to the three-for-two stock split effected in the form of a stock dividend in February, 1993. The dilutive effect of outstanding stock options on any year presented is not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              TODAY'S BANCORP, INC.


(Dollars in thousands)
-----------------------------------------------------------------------------
Note Two - Disclosures About Fair Value of Financial Instruments

The fair value estimates are made as of December 31 based on relevant market information and information about the instruments. Because no market exists for a significant portion of the Company's financial and non-financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Company's fair value information with that of other financial institutions.

It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents
For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities
The fair value of investments, except certain state and political subdivisions, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain obligations of state and political subdivisions is not readily available through market sources, so fair value estimates are based on quoted market prices of similar instruments.

Loans and Mortgage Loans Held For Sale
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial and agriculture, real estate, and installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. Where appropriate, adjustments have been made for credit and other costs so as to reflect market rates more accurately.

Fair value for significant nonperforming loans is based on recent internal or external appraisals of the underlying collateral. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The estimated fair value of mortgage loans is estimated based on quoted market prices. No amount has been recorded on the balance sheet for mortgage loan servicing rights originated by the Company. The amount recorded for purchase of mortgage loan servicing rights approximates fair value. The fair value is estimated based on current market conditions.

Deposits
The fair value of deposits with no stated maturity, such as demand deposits (both interest and non interest bearing), savings accounts, and certain money market savings accounts, is the amount payable on demand at the reporting date. The fair value of all other deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Core Deposits
The Company has not separately recorded an amount for the value of its core deposit intangibles. A portion of the goodwill currently recorded represents core deposits for banks acquired since 1984. The fair value of the core deposit intangibles is determined by segregating the deposits into categories and then discounting cash flows through an average maturity using estimated market discount rates that reflect the risk inherent in the deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             TODAY'S BANCORP, INC.


(Dollars in thousands)
----------------------------------------------------------------------------

Note Two - Disclosures About Fair Value of Financial Instruments (continued)

Short-term Borrowings
The carrying amounts for short-term borrowings, which include federal funds purchased and securities sold under agreement to repurchase, approximate fair value because they mature in 90 days or sooner.

Term Borrowings
The estimated fair value of term borrowings is based on rates currently available to the Company for debt with similar terms and remaining maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written
The carrying value and estimated fair value of these instruments at each date is negligible since the Company currently charges insignificant fees related to these instruments.

For all other balance sheet items, the carrying amount approximates estimated fair value with the exception of goodwill and premises and equipment for which no estimates of fair value have been made.

The estimated fair values of the Company's financial instruments are as follows:



                                                                          1995                                   1994
                                                             --------------------------------------------------------------------
                                                               Carrying             Fair              Carrying             Fair
                                                                Amount             Value               Amount              Value
---------------------------------------------------------------------------------------------------------------------------------

Financial assets:
    Cash and cash equivalents and time deposits              $ 22,367            $ 22,369             $28,321             $28,321
    Investment securities                                     110,970             111,190             105,891             105,124
    Loans and mortgage loans held for sale                    363,534             361,973             332,070             321,673
    Core deposits                                                   -               3,386                   -              14,955
Financial liabilities:
    Non interest bearing deposits                              49,821              49,821              45,937              45,937
    Interest bearing deposits                                 396,000             397,473             371,810             366,163
    Short-term borrowings                                       8,298               8,289              13,130              13,130
    Other borrowings                                           13,497              13,832              13,797              12,258
Off-balance-sheet financial instruments:
    Interest rate swap                                              -                 (67)                  -                   -
---------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.

(Dollars in thousands)
--------------------------------------------------------------------------------
Note Three - Investment Securities

Securities available for sale and trading account securities are recorded at estimated fair value and securities held to maturity are recorded at amortized cost. Amortized cost is the original cost adjusted for the amortization of premiums and accretion of discounts on the constant yield basis. The amortized cost and estimated fair values of investment securities at December 31 are as follows:


                                      Gross        Gross       Gross  Estimated
                                  Amortized   Unrealized  Unrealized       Fair
                                      Cost        Gains      Losses      Value
-----------------------------------------------------------------------------------
1995
Securities available for sale:
  U.S. Government obligations     $  53,988       $  864    $   (61)  $  54,791
  Obligations of states and
    political subdivisions            2,148           49          -       2,197
  Mortgage-backed securities         12,120           65        (41)     12,144
  Corporate and other securities      7,685          120         (4)      7,801
-----------------------------------------------------------------------------------
SUB TOTAL                            75,941        1,098       (106)     76,933
-----------------------------------------------------------------------------------
Securities held to maturity:
  Obligations of states and
    political subdivisions           16,146          289        (83)     16,352
  Mortgage-backed securities         13,510           90        (75)     13,525
  Corporate and other securities      4,381            3         (4)      4,380
-----------------------------------------------------------------------------------
SUB TOTAL                            34,037          382       (162)     34,257
-----------------------------------------------------------------------------------
TOTALS                            $ 109,978       $1,480    $  (268)  $ 111,190
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
1994
Securities available for sale:
  U.S. Government obligations     $  53,526       $    4    $(1,419)  $  52,111
  Mortgage-backed securities          4,755            -       (291)      4,464
  Corporate and other securities      6,898            3       (178)      6,723
-----------------------------------------------------------------------------------
SUB TOTAL                            65,179            7     (1,888)     63,298
-----------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Government obligations         1,494            -        (31)      1,463
  Obligations of states and
    political subdivisions           17,641          134       (179)     17,596
  Mortgage-backed securities         12,798           16       (609)     12,205
  Corporate and other securities      4,310            -        (98)      4,212
-----------------------------------------------------------------------------------
SUB TOTAL                            36,243          150       (917)     35,476
-----------------------------------------------------------------------------------
Trading account securities            6,993            -       (643)      6,350
-----------------------------------------------------------------------------------
TOTALS                            $ 108,415       $  157    $(3,448)  $ 105,124
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Three - Investment Securities (continued)

The book value and estimated fair values of debt securities at December 31, 1995 with contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                  Available For Sale       Held To Maturity
                               ------------------------ ----------------------
                                Amortized    Estimated   Amortized  Estimated
                                     Cost   Fair Value        Cost Fair Value
--------------------------------------------------------------------------------
Due in one year or sooner      $  22,535    $  22,496    $  4,914   $  4,934
Due after one year through
   five years                     41,286       42,293       6,097      6,195
Due after five years through
   10 years                            -            -       5,880      5,903
Due after 10 years                     -            -       1,759      1,823
--------------------------------------------------------------------------------
Securities with contractual
   maturities                     63,821       64,789      18,650     18,855
Nonmarketable securities               -            -       1,877      1,877
Mortgage-backed securities        12,120       12,144      13,510     13,525
--------------------------------------------------------------------------------
TOTALS                         $  75,941    $  76,933    $ 34,037   $ 34,257
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Proceeds from sales, gains and losses related to available for sale and trading account investment securities are as follows. Proceeds from sales of investment securities at or near the maturity date are not included in this data.


                                        1995                   1994
                               -----------------------  ---------------------
                                            Marketable             Marketable
                                     Debt       Equity        Debt     Equity
                               Securities   Securities  Securities Securities
--------------------------------------------------------------------------------
Proceeds from sales             $  5,820     $  6,427    $  9,203     $    -
Gross realized gains                  62           77          69          -
Gross realized losses                  -            -           -          -
Change in net unrealized
   gain (loss) included
   in capital, net of tax          1,761            -      (1,533)         -
Change in net unrealized
   gain (loss) on trading
   securities included in
   income, net of tax                  -           47           -       (394)
--------------------------------------------------------------------------------


Proceeds from sales of held to maturity securities totaled $358 for 1995 which represents restricted stock sales. These securities were sold as required by a regulating entity.

In conjunction with the Financial Accounting Standards Board's ("FASB") issuance of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", the Company transferred on December 22, 1995 $14,759 of held to maturity securities to available for sale. The net unrealized gain related to the transferred securities was $105 and was recognized as a component of capital, net of tax.

Investment securities with a par value of $54,232 and $42,020 at December 31, 1995 and 1994, respectively, were pledged as collateral for deposits and other purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Four - Loans

The carrying value of portfolio loan categories at December 31 are as follows:

                                                 1995           1994
--------------------------------------------------------------------------------
Commercial and agricultural                $  221,068     $  187,172
Real estate                                    79,795         72,305
Installment, net of unearned interest          61,555         71,305
--------------------------------------------------------------------------------
TOTALS                                     $  362,418     $  330,782
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The aggregate amount of loans to executive officers and directors of the Company and its significant subsidiaries and loans to associates and business affiliates of these executive officers and directors was approximately $2,510 and $2,187 at December 31, 1995 and 1994, respectively. During 1995, $2,156 of new loans to such interests were made while repayments totaled $959.


Transactions in the allowance for possible loan losses were as follows:

                                        1995               1994           1993
--------------------------------------------------------------------------------
Balance at January 1                $  3,144           $  2,737       $  2,515
Allowance of purchased subsidiary          -                375              -
Recoveries on loans previously
   charged off                           301                195            282
Provision charged to operating
   expense                               960                502            360
--------------------------------------------------------------------------------
                                       4,405              3,809          3,157
Loans charged off                     (1,116)              (665)          (420)
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31              $  3,289           $  3,144       $  2,737
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $432, all of which were on a nonaccrual basis. Included in this amount is $27 of impaired loans for which the related allowance for credit losses is $27, and $405 of impaired loans that, as a result of write-downs, do not have an allowance for credit losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $1,197. No interest income was recognized on impaired loans in 1995.



Information as to nonaccrual loans at December 31 was as follows:

                                                     1995           1994
--------------------------------------------------------------------------------
Principal balance                                 $  1,063       $  1,839
Interest income effect
   Gross amount of interest that would have been
     recorded at contractual rate                       79            153
   Interest included in income                          35             44
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Note Five - Capital Restrictions

The Company is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Company is required to have minimum Tier 1 capital, Tier 2 capital, and leverage ratios of 4.0%, 8.0%, and 4.0%, respectively. The Company's actual ratios at December 31, 1995 were 10.3%, 11.2%, and 7.9%, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Six - Restrictions on Cash and Due from Banks

Minimum cash balances, which are based on the deposit level at the subsidiary banks, are required by regulatory agencies to be maintained as legal reserve requirements. Cash balances restricted from usage due to these requirements were $2,490 and $1,788 at December 31, 1995 and 1994, respectively.


--------------------------------------------------------------------------------
Note Seven - Reorganization

Early in 1995, the Company combined its five subsidiary banks into two separate banking units which are named TODAY'S BANK and are wholly-owned subsidiaries of TODAY'S BANCORP, INC. State Bank of Freeport, Bank of Pecatonica and First State Bank & Trust Company of Rockford combined into a single entity on January 1, 1995, and First National Bank of Galena and Tri-State Bank and Trust merged on February 1, 1995.

In addition, the Company changed the name of its mortgage banking subsidiary to TODAY'S MORTGAGE SOURCE and has set up a new financial services company called TODAY'S FINANCIAL SERVICES COMPANY. TODAY'S FINANCIAL SERVICES COMPANY includes the operations of trust, asset management, full service investment brokerage, insurance, and other fee-based services which previously were provided by the individual banks.


--------------------------------------------------------------------------------
Note Eight - Premises and Equipment

Premises and equipment at December 31 are summarized as follows:


                                                  1995                                         1994
                                 ----------------------------------------------------------------------------------
                                           Accumulated            Net                   Accumulated            Net
                                   Cost   Depreciation          Value           Cost   Depreciation          Value
-------------------------------------------------------------------------------------------------------------------
Land                            $ 1,601        $     -        $ 1,601        $ 1,621        $     -        $ 1,621
Buildings and
   building equipment            15,994          7,571          8,423         15,299          6,887          8,412
Fixtures and equipment            8,142          5,533          2,609          7,400          4,796          2,604
-------------------------------------------------------------------------------------------------------------------
Totals                          $25,737        $13,104        $12,633        $24,320        $11,683        $12,637
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


Net occupancy expense in the consolidated statements of income is shown net of rental income of $504, $535, and $350 in 1995, 1994, and 1993, respectively. Depreciation expense was $1,637, $1,369, and $988 in 1995, 1994, and 1993,
respectively.


--------------------------------------------------------------------------------
Note Nine - Deposits

The following schedule presents the detailed carrying value of interest bearing deposits at December 31:


                                                      1995                1994
--------------------------------------------------------------------------------
Interest bearing checking accounts                $ 48,467            $ 48,767
Savings accounts                                    35,772              43,704
Money market savings accounts                       56,104              51,195
Certificates of deposit ($100,000 or more)          44,681              33,132
Time deposits ($100,000 or more)                     5,512              10,463
Other interest bearing deposits, principally
   time deposits under $100,000                    205,464             184,549
--------------------------------------------------------------------------------
Totals                                            $396,000            $371,810
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Ten - Employee Benefit Plans

The Company has a defined benefit pension plan covering substantially all employees. Plan benefits are principally based upon years of service and the last five years' average earnings. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31:


                                                                              1995             1994
-----------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including
    vested benefits of $4,025 and $3,638, respectively                     $ 4,201          $ 3,942
-----------------------------------------------------------------------------------------------------
Plan assets at fair value, principally consisting of bank certificates of deposit, U.S. Government obligations, mutual funds,
    and 21,930 and 21,330 common shares of the Company
    at December 31,1995 and 1994, respectively                             $ 4,715          $ 3,774
Projected benefit obligation for service rendered to date                    4,722            4,918
-----------------------------------------------------------------------------------------------------
Underfunded projected benefit obligation                                        (7)          (1,144)
Unrecognized prior service cost                                                (69)             (72)
Unrecognized net (gain) loss from past experience
    different from that assumed                                               (131)             969
Unrecognized net asset at December 31
    being recognized over approximately 19 years                              (248)            (276)
-----------------------------------------------------------------------------------------------------
PENSION LIABILITY INCLUDED IN OTHER LIABILITIES                              $(455)           $(523)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


Pension expense for the years ended December 31 includes the following components:


                                                             1995             1994             1993
-----------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period             $221             $289             $251
Interest cost on projected benefit obligation                 322              319              296
Actual return on assets                                      (880)             237             (501)
Net amortization and deferral                                 554             (575)             226
-----------------------------------------------------------------------------------------------------
PENSION EXPENSE                                              $217             $270             $272
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Discount rate                                                7.50%            7.25%            7.25%
Rate of increase in future compensation                      4.00%            5.00%            5.00%
Expected long-term rate of return                            7.50%            7.50%            7.50%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


The Company sponsors an Employee Stock Ownership Plan ("ESOP") which enables employees to acquire shares of TODAY'S BANCORP'S common stock. The plan covers substantially all employees who meet minimum age and length of service requirements. The plan is designed to enable participants to acquire TODAY'S BANCORP'S common stock and to allow elective salary deferrals under Section 401(k) of the Internal Revenue Code. Participants may choose to invest their contributions in TODAY'S BANCORP'S common stock or in a savings account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Ten - Employee Benefit Plans (continued)

Participants may elect to have an amount from one to 15% of their compensation, and any portion of their bonus, withheld by the Company in any plan year and placed in the plan's trust account. Company matching contributions (whether in cash or in shares of common stock) will be made each year for a portion of the participant's elective salary deferral. All matching contributions are placed in each participant's common stock account. The Company is also permitted to contribute an additional amount at the discretion of the Board of Directors. The Company's contribution was $55, $51, and $59 for 1995, 1994, and 1993, respectively.

Tri-State Bank and Trust Company (see Note Sixteen) sponsored a 401(k) plan ("Tri-State's Plan") which enabled employees to defer a portion of their salary on a pre-tax basis. Tri-State Bank's plan was frozen on December 31, 1994, and all Tri-State Bank employees were eligible to participate in the TODAY'S BANCORP Employee Pension Plan and ESOP as of January 1, 1995. Tri-State's Plan covered substantially all employees of Tri-State who met minimum age and length of service requirements. Participants could elect to have an amount from one to 15% of their compensation withheld in any plan year and placed in Tri-State's Plan's trust account. Company matching contributions were made equal to 50% of the employee's elective deferral up to a maximum of four percent. The participant may choose to invest their contributions into any of three investment funds available to Tri-State's Plan. The Company's expense since October 1, 1994, when TODAY'S BANCORP acquired the subsidiary, through December 31, 1994, when the plan was frozen, was $2.


--------------------------------------------------------------------------------
Note Eleven - Term Borrowings

Term borrowings included the following at December 31:


                                                                 1995     1994
--------------------------------------------------------------------------------
Subsidiary banks:
  Federal Home Loan Bank advances:
    Due in 1995, fixed rates ranging from 4.42% to 5.2078%    $     -  $ 1,150
    Due in 1996, fixed rates ranging from 4.45% to 6.56%        6,425    3,425
    Due in 1997, fixed rate of 4.80%                              850    1,000
Parent Company:
  Term loan, due September 27, 1997, interest at 8.58%          3,000    3,000
  Revolving credit note, due September 27, 1996, interest at
    Federal Funds rate plus 2% (7.60% at December 31, 1995)     3,222    5,222
--------------------------------------------------------------------------------
tOTAL OUTSTANDING                                             $13,497  $13,797
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The Federal Home Loan Bank advances are collateralized by a blanket security agreement on the Company's real estate loans and mortgage loans held for sale which are collateralized by one- to four-unit family residences. Interest is payable quarterly on the term loan and monthly on the Federal Home Loan Bank advances.

The term loan and revolving credit note are collateralized by all of the common stock of TODAY'S BANK-East. The agreement requires, among other matters, the maintenance of a minimum consolidated net worth for the Company and TODAY'S BANK-East, maintenance of a capital to risk weighted assets ratio of at least nine percent for the Company, maintenance of Tier 1 Capital of at least eight percent, and maintenance of certain debt ratios. At December 31, 1995, the Company was in compliance with all of the terms of the agreement and had $3,778 available under a $10,000 line of credit facility.

The interest is payable quarterly on the term loan and revolving credit note. Principal is due at maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.


(Dollars in thousands, except per share data)
--------------------------------------------------------------------------------
Note Twelve - Common Stock

The Company sponsors an incentive stock option plan under which options to purchase up to a maximum of 60,000 common shares may be granted to key officers. The plan also provides for the grant of up to two stock appreciation rights to accompany each option. Under the plan, each option's exercise price is equal to the stock's fair market value at the grant date. Over the periods in which the stock appreciation rights vest, the Company accrues as compensation expense the excess of the fair market value over the related options' exercise price. Compensation expense recognized for the stock appreciation rights totaled $2 in 1993. As of December 31, 1993 all stock appreciation rights and the related options were exercised.

The 1989 Nonqualified Stock Option Plan authorizes the Company to grant options to key managerial employees on up to 240,000 shares of the Company's common stock, at not less than the fair market value of such shares on the date the options are granted. An option cannot be exercised until one year after it has been granted, and must be exercised within a six-year period from the date of grant.

The following table reflects the activity in the stock appreciation rights and options; amounts have been restated to reflect the three-for-two stock split in February, 1993.


                                            Stock      Incentive   Nonqualified
                                     Appreciation          Stock          Stock
                                           Rights        Options        Options
--------------------------------------------------------------------------------
Balance at December 31, 1992                900            450        124,031
Exercised                                  (900)          (450)       (11,526)
--------------------------------------------------------------------------------
Balance at December 31, 1993                  -              -        112,505
Granted                                       -              -         28,050
Exercised                                     -              -        (52,663)
Expired                                       -              -         (8,200)
--------------------------------------------------------------------------------
Balance at December 31, 1994                  -              -         79,692
Granted                                       -              -         48,700
Exercised                                     -              -        (37,610)
--------------------------------------------------------------------------------
Balance at December 31, 1995                  -              -         90,782
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


At December 31, 1995, the nonqualified stock options were exercisable at an average of $15.28 per share or $1,387.

There were 30,600 shares reserved for future incentive stock options and 30,690 shares reserved for future nonqualified stock option grants at December 31, 1995.


--------------------------------------------------------------------------------
Note Thirteen - Stockholders' Rights Plan

In December, 1990, the Board of Directors of the Company adopted a Stockholders' Rights Plan and declared a dividend of one preferred stock purchase right ("right") for each outstanding share of the Company's common stock at December 31, 1990. Each right entitles the shareholder to purchase from the Company one one-hundredth of a share of Series A Preferred stock at an exercise price of $50 or, under certain circumstances, to acquire Series A Preferred stock of the Company or stock of a corporation acquiring the Company with a market value of twice the exercise price of each right for $50. The rights will not be exercisable or transferable apart from the Company's common stock until the earlier of (1) 10 days following public announcement that a person has acquired beneficial ownership of 15% or more of the Company's common stock, or (2) 10 days following the commencement of, or public announcement of an intention to make, a tender or exchange offer to acquire beneficial ownership of 15% or more of the Company's common stock. The Board of Directors may redeem the rights at a price of $.01 per right, payable either in cash or common stock of the Company at the Company's option, at any time prior to the close of business on the tenth day (or such later date as may be fixed by the Board of Directors) after public announcement that a person has acquired beneficial ownership of 15% or more of the Company's common stock. The rights expire on December 12, 2000, if not previously redeemed.

The authorized preferred stock includes 120,000 shares designated as Series A Preferred stock. Each one-hundredth of a share of Series A Preferred stock is equivalent in voting power to one share of the Company's common stock and would be paid dividends equal to the dividend paid on each share of common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.

(Dollars in thousands)
--------------------------------------------------------------------------------
Note Fourteen - Income Taxes

The income tax provision for each of the three years ended December 31 is summarized as follows:

                                            1995           1994          1993
--------------------------------------------------------------------------------
Current                                   $2,841         $1,638        $2,184
Deferred                                    (254)            44          (211)
--------------------------------------------------------------------------------
TOTALS                                    $2,587         $1,682        $1,973
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Income taxes on security gains were $24, $26, and $14 for 1995, 1994, and 1993, respectively.

The reasons for the difference between income taxes provided and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows:


                                                      1995           1994           1993
------------------------------------------------------------------------------------------
Income taxes computed at statutory rates
   on income before income taxes                    $2,538         $1,823         $2,150
State income taxes, net of federal benefit             222            151            159
Tax effect of nontaxable interest income              (323)          (353)          (394)
Goodwill amortization                                  138             84             70
Other                                                   12            (23)           (12)
------------------------------------------------------------------------------------------
TOTALS                                              $2,587         $1,682         $1,973
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


Deferred tax assets and liabilities included the following major components of the temporary differences at December 31:

                                                           1995          1994
--------------------------------------------------------------------------------
Deferred tax assets
   Investments                                          $             $   979
   Allowance for possible loan losses                       693           561
   Deferred directors' fees                                 333           284
   Pension expense                                          150           183
   Capital loss carryforward                                219             -
   Other                                                    120            94
--------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                 1,515         2,101
--------------------------------------------------------------------------------
Deferred tax liabilities
   Purchase accounting write-up of buildings                565           601
   Investments                                              381             -
   Deferred loan fees                                       515           358
   Prepaid FDIC insurance                                     -           185
   Other                                                     99           142
--------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                            1,560         1,286
--------------------------------------------------------------------------------
NET DEFERRED TAX (LIABILITY) ASSET                      $   (45)      $   815
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No valuation allowance has been provided at this time since management believes that it is more likely than not that the deferred tax assets will be fully realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Fifteen - Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments and requires collateral to support these financial instruments when it is deemed necessary.

The contract amount of financial instruments outstanding at December 31 which represent credit risk are as follows:

                                                           1995          1994
--------------------------------------------------------------------------------
     Commitments to extend credit                       $62,428       $58,205
     Standby letters of credit                            3,581         4,453

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management does not anticipate any material loss as a result of these commitments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Management does not anticipate any material loss as a result of these commitments.

Additionally, the Company entered into an interest swap agreement to reduce the impact of changes in interest rates on its money market deposit accounts. TODAY'S BANK will receive the three-month Libor rate in exchange for a fixed rate of 5.855%. The swap agreement has a notional amount of $5,000 and matures on December 4, 2000. The agreement is secured by a pledge of all common stock shares of TODAY'S BANK - East and the continued, unlimited guaranty of TODAY'S BANCORP, INC. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, the Company does not anticipate nonperformance by the counterparty.


--------------------------------------------------------------------------------
Note Sixteen - Acquisitions

Effective September 30, 1994, the Company acquired all of the outstanding shares of Tri-State Bank and Trust Company and Tri-State Insurance Company of East Dubuque, Illinois. The acquisitions have been accounted for as purchase transactions and, accordingly, the operations of the acquired companies are included in the consolidated results of operations of the Company beginning October 1, 1994.

The following is a summary of the acquisitions:

    Cash paid                                                        $6,100
    Fair value of net assets acquired, including $2,613
       of cash and cash equivalents                                   3,452
--------------------------------------------------------------------------------
    Excess of purchase price over fair value of net assets acquired  $2,648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Goodwill related to this and other acquisitions was $8,324 at December 31, 1995 and $8,639 at December 31, 1994. Accumulated amortization was $2,435 and $2,070 at December 31, 1995 and 1994, respectively. The Company reviews the value of goodwill on an ongoing basis and assesses the recoverability of the asset remaining.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.


(Dollars in thousands)
--------------------------------------------------------------------------------
Note Seventeen - Parent Company Only Financial Statements

Condensed Balance Sheets
As of December 31



                                                                      1995           1994
------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                          $ 1,524        $ 1,237
Investment in and advances to subsidiaries                          48,336         44,388
Premises and equipment                                               3,186          3,195
Other assets                                                           580            945
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                       $53,626        $49,765
------------------------------------------------------------------------------------------
Liabilities and Capital
Term borrowings                                                     $6,222         $8,222
Other liabilities                                                      890            711
Capital                                                             46,514         40,832
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND CAPITAL                                      $53,626        $49,765
------------------------------------------------------------------------------------------


Condensed Statements of Income
For the years ended December 31

                                                       1995           1994           1993
------------------------------------------------------------------------------------------
Income
Dividends from subsidiaries                          $4,000         $2,771         $2,370
Other operating income                                3,883          3,082          2,533
------------------------------------------------------------------------------------------
TOTAL INCOME                                          7,883          5,853          4,903
------------------------------------------------------------------------------------------
Expenses
Interest on term borrowings                             637            278            114
Salaries, wages, and employee benefits                2,258          2,019          2,151
Other operating expenses                              2,125          1,686          1,459
------------------------------------------------------------------------------------------
TOTAL EXPENSES                                        5,020          3,983          3,724
------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX BENEFITS AND EQUITY
   IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES        2,863          1,870          1,179
Income tax benefit                                      330            329            512
------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
   INCOME OF SUBSIDIARIES                             3,193          2,199          1,691
Equity in undistributed net income of subsidiaries    1,686          1,480          2,660
------------------------------------------------------------------------------------------
NET INCOME                                           $4,879         $3,679         $4,351
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 TODAY'S BANCORP, INC.

(Dollars in thousands)
--------------------------------------------------------------------------------
Note Seventeen - Parent Company Only Financial Statements (continued)



Condensed Statements of Cash Flows
For the years ended December 31

                                                                          1995           1994           1993
--------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                             $ 4,879        $ 3,679        $ 4,351
Adjustments to reconcile net income
  to net cash provided by operating activities:
   Equity in income of subsidiaries, net of dividends received          (1,686)        (1,480)        (2,660)
   Net (increase) decrease in advances to unconsolidated subsidiaries     (718)           263           (109)
   Depreciation                                                            413            358            179
   Deferred income tax expense (benefit)                                    10            (40)           (28)
   (Increase) decrease in other assets                                       5           (602)           (98)
   Increase (decrease) in other liabilities                                746           (167)           444
   Other                                                                    (2)           (17)           (35)
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                3,647          1,994          2,044
--------------------------------------------------------------------------------------------------------------
Investing Activities
Purchases of premises and equipment                                       (402)        (2,806)          (435)
Payment for acquisitions                                                     -         (6,100)             -
--------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                     (402)        (8,906)          (435)
--------------------------------------------------------------------------------------------------------------
Financing Activities
Payments on term borrowings                                             (2,000)          (100)        (2,133)
Cash dividends paid                                                     (1,466)        (1,341)        (1,162)
Proceeds from exercise of stock options                                    508            738            161
Increase in term borrowings                                                  -          8,222              -
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                        (2,958)         7,519         (3,134)
--------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                            287            607         (1,525)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           1,237            630          2,155
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $ 1,524        $ 1,237        $   630
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information
  Net cash paid during the year for:
   Interest                                                            $   649       $    118       $    114
   Income taxes                                                          2,135          1,775          1,931
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                               TODAY'S BANCORP, INC.


--------------------------------------------------------------------------------
The Board of Directors
TODAY'S BANCORP, INC.

We have audited the accompanying consolidated balance sheets of TODAY'S BANCORP, INC. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in capital for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated statements of income, cash flows and changes in capital of TODAY'S BANCORP, INC. and subsidiaries for the year ended December 31, 1993 were audited by other auditors whose report thereon dated January 24, 1994 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TODAY'S BANCORP, INC. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                 /s/KPMG Peat Marwick LLP



Chicago, Illinois
January 22, 1996

QUARTERLY FINANCIAL DATA AND STOCK PRICE SUMMARY           TODAY'S BANCORP, INC.

(Amounts in thousands, except per share data)
--------------------------------------------------------------------------------
Selected unaudited quarterly financial data for the years ended December 31, 1995 and 1994 follow:

                                       First     Second       Third      Fourth
                                      Quarter    Quarter     Quarter     Quarter     Total
-------------------------------------------------------------------------------------------
1995
Interest income                       $ 9,196    $ 9,887    $10,016    $10,081     $ 39,180
Interest expense                        4,592      4,921      5,092      5,170       19,775
-------------------------------------------------------------------------------------------
NET INTEREST INCOME                     4,604      4,966      4,924      4,911       19,405
Provision for possible loan losses       (165)      (165)      (285)      (345)        (960)
Other operating income                  1,291      1,250      1,350      1,090        4,981
Other operating expense                (4,252)    (4,271)    (3,871)    (3,566)     (15,960)
-------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES              1,478      1,780      2,118      2,090        7,466
Income tax provision                      499        619        756        713        2,587
-------------------------------------------------------------------------------------------
NET INCOME                            $   979    $ 1,161    $ 1,362    $ 1,377     $  4,879
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
PER SHARE
    NET INCOME                        $   .36    $   .43    $   .50    $   .50     $   1.79
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
    CASH DIVIDENDS                    $ .1250    $ .1375    $ .1375    $ .1375     $  .5375
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
    MARKET PRICE
    High                              $ 17.50    $ 17.25    $ 21.00    $ 24.25
    Low                               $ 16.25    $ 17.00    $ 17.00    $ 20.00
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

1994
Interest income                       $ 7,059    $ 7,214    $ 7,927    $ 8,932     $ 31,132
Interest expense                        3,087      3,261      3,530      4,298       14,176
-------------------------------------------------------------------------------------------
NET INTEREST INCOME                     3,972      3,953      4,397      4,634       16,956
Provision for possible loan losses       (118)      (120)      (129)      (135)        (502)
Other operating income                  1,249        641      1,229      1,251        4,370
Other operating expense                (3,651)    (4,111)    (3,610)    (4,091)     (15,463)
-------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES              1,452        363      1,887      1,659        5,361
Income tax provision                      479         68        647        488        1,682
-------------------------------------------------------------------------------------------
NET INCOME                            $   973    $   295    $ 1,240    $ 1,171     $  3,679
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
PER SHARE
    NET INCOME                        $   .37    $   .11    $   .46    $   .43     $   1.37
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
    CASH DIVIDENDS                    $  .125    $  .125    $  .125    $  .125     $    .50
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
    MARKET PRICE
    High                              $ 20.00    $ 19.25    $ 18.50    $ 18.25
    Low                               $ 17.00    $ 17.00    $ 16.50    $ 16.00
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Notes to Quarterly Financial Data and Stock Price Summary
The Company's common stock is traded on the over-the-counter market and is quoted on the NASDAQ Stock Market under the symbol TDAY. These stock quotations represent sales prices without retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions. As of February 1, 1996, the Company had approximately 894 common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
--------------------------------------------------------------------------------
The following discussion and analysis provides an overview of significant factors which affected TODAY'S BANCORP, INC.'s ("TODAY'S") financial statements and results of operations. This commentary is intended to provide readers with a more comprehensive review than is apparent from the consolidated financial statements and notes alone.

On September 30, 1994, the Company acquired 100% of the outstanding common stock of Tri-State Bank and Trust Co. of East Dubuque ("Tri-State Bank") and Tri-State Insurance Company. These transactions were accounted for as purchases; therefore, the results of their financial performance are included only from that date forward.

Earnings Overview
The Company reported record earnings in 1995, increasing net income 32.6% from 1994. In 1995, net income was $4,879 as compared to $3,679 in 1994 and $4,351 in 1993. On a per share basis, the results were $1.79, $1.37, and $1.65 for the years ended December 31, 1995, 1994, and 1993, respectively. The increase in earnings was primarily due to margin improvements resulting from loan growth, the Tri-State Bank purchase, and additional fees from service charges. In addition, a refund of $270 was received during the second half of 1995 for the insurance premiums paid on deposits when the Federal Deposit Insurance Corporation ("FDIC") determined the Bank Insurance Fund ("BIF") was adequately funded and the premium was reduced from $244 to $42 for the fourth quarter. Also, during 1994, trading account securities were written down $643. During 1995, this investment was sold and resulted in a gain of $77.

TODAY'S return on average equity was 11.15% in 1995. In 1994, the return on average equity was 9.23% and in 1993, it was 11.74%. Return on average assets was .97%, .84% and 1.11% for the same periods, respectively.

Net Interest Income
Net interest income is defined as the difference between interest income and interest expense (the "margin"). This key component of profitability increased to $19,405 for the year ended December 31, 1995. Of this $2,449 improvement in the margin over 1994, Tri-State Bank contributed approximately $1,300 of the 1995 margin increase. The remaining increases were attributable to a number of factors, including profitable loan growth and a stable source of funding, reflective of the Company's market area. Although the sources of funding in the market area remain stable, costs to generate and retain these sources remain competitive in our market environment, and are above peer averages.

Interest income totaled $39,180 for 1995, an increase of $8,048 from 1994. A significant portion of the increase was attributable to increased interest and fees on loans due to growth in the loan portfolio and the Tri-State acquisition.

The Company's deposit base provides a very steady and stable source of funds. Interest on deposits increased from $13,189 in 1994 to $18,136 in 1995 due to more aggressive pricing, the higher rate environment during the first quarter of 1995, and continued growth in the deposit levels.

The following table reflects various aspects of interest income and expense expressed as a percent of average interest earning assets and liabilities:


                                                    1995     1994       1993
-------------------------------------------------------------------------------
Yield on interest earning assets                    8.5%      7.8%      7.5%
Cost of interest bearing liabilities                4.8       4.0       4.0
Interest margin/earning assets                      4.2       4.3       4.1
--------------------------------------------------------------------------------

As reflected in the above table, the interest margin has remained stable throughout the period despite significant volatility in the overall interest rate environment. Efforts are underway to increase net income through more favorable pricing of loans and deposits, while not compromising loan quality.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
--------------------------------------------------------------------------------
Other Operating Income
Revenues from noninterest-related activities increased $611, or 14.0%, in 1995 compared to 1994. Approximately $200 of this increase was due to the acquisition of Tri-State. The remaining increase in other operating income was attributable to the growth in deposit fees and trust revenues. The increase in these categories from 1994 was $359, or 27.7% and $197, or 13.8%, respectively. The increase in deposit fees was mainly due to a revised fee structure in 1995, and the increase in trust revenues was due to a combination of new accounts and increased fees on most existing accounts. Trust fees generally are based on the market value of the trust assets, and these market values increased significantly in 1995. The increase in trust fees and deposit fees, coupled with a reversal in trading account activities, offset a significant decrease in mortgage banking revenues.

In 1994, the Company recorded a trading account loss of $643 on the write-down of an investment in a mutual fund. This investment was sold in 1995 and resulted in a gain of $77. Mortgage fees and gains on servicing sales were $725, compared to $1,416 earned in 1994. Mortgage banking is a cyclical business whose revenues depend mostly upon loan production, loan selling activities and servicing loans for others. Revenues at the mortgage banking unit were below expectations during the year. As the market for new and refinanced mortgages continued to lag, this affiliate did not have enough recurring income to cover expenses. Management implemented cost reduction efforts throughout the year to minimize the losses incurred due to the low number of loan originations being generated. Despite cost reduction efforts, the affiliate continued to lose money. This affiliate ended 1995 with a net loss of $455 compared to a loss of $273 in 1994. Offsetting the 1994 loss was a gain on sale of servicing of approximately $578. There were no gains recorded in 1995.

Management remains optimistic that this subsidiary will return to profitability in 1996 based on the projected interest rate environment for 1996, restructuring of the mortgage subsidiary, and the recent addition of originators.

Other Operating Expenses
Total other operating expenses increased to $15,960, up 3.2%, from the $15,463 recorded in 1994. Management believes the current level of expenses is comparable to those of the Company's peers, but it also recognizes there are additional opportunities to reduce costs through more efficient use of technology and additional consolidation. Increased efforts are underway to lower the Company's cost structure. In 1996, additional resources will be provided in the areas of training and job streamlining to assist in this effort.

Personnel costs continue to be the largest component of other operating expenses. In 1995, employee-related expenses decreased $180 from the prior year. The decrease primarily was attributable to lower mortgage banking commissions. Mortgage personnel costs were $786 as compared to $1,367 in 1994. The decrease in mortgage personnel costs was offset, in part, by the acquisition of Tri-State, which added approximately $450 to salaries and benefits in 1995.

Net occupancy expense showed an increase of $343, or 30.4% between 1995 and 1994. Almost all of the increase is associated with expansion costs and an additional banking branch in Rockford.

Furniture and equipment expense for 1995 was $1,335, an increase of $216, or 19.3%, from 1994. The majority of the variance is due to efforts to utilize more effectively advanced personal computer technology. The Company believes that it can improve overall operating efficiency and reduce future costs in this manner.

FDIC insurance expense declined from the prior year by $325. This decline was a result of the Federal Deposit Insurance Corporation's Board of Director's decision to lower the insurance premium for banks. In August, the FDIC determined the BIF was fully capitalized as of May, 1995. "Well capitalized" financial institutions, as defined by the FDIC, had a reduction in rate from $.23 per $100 of deposits to $.04 per $100 of deposits. TODAY'S has all "well capitalized" institutions. As a consequence, TODAY received a $275 refund of previously paid premiums and a reduction in its fourth quarter premium from $244 to $42.

Marketing and advertising expenses more than doubled from the prior year to $712. The Company changed its name and reorganized from five banks to two banks in the first quarter of 1995. The additional marketing costs were incurred to educate consumers about these changes through increased print and media advertising and to expand into new markets. Management believes the 1995 marketing campaign was successful.

Other expenses declined $351 from 1994, to $2,881. This decline was a result of expenses incurred in 1994 related to costs associated with a planned merger which was subsequently canceled by both parities, expenses related to Tri-State which were reduced when Tri-State was merged, reduced regulatory exam expenses, and other miscellaneous items.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
-------------------------------------------------------------------------------
Statement of Condition
Total assets at the end of 1995 were $518,484. This represents an increase of $29,118 over the same date in 1994. The Company remains very focused on its lending activities as evidenced by an increase of 9.6% in net loans outstanding between year-ends. At December 31, 1995, total loans outstanding were $362,418 as compared to $330,782 on the same date in 1994. The continued growth in the loan portfolio is due to the continued expansion into the Rockford and East Dubuque markets. Components of the Company's loan portfolio are shown below:

                                     1995                         1994
                             -------------------------------------------------
                               Amount   Percent              Amount    Percent
------------------------------------------------------------------------------
Commercial/Agricultural      $221,068      61.0%           $187,172      56.6%
Mortgages                      79,795      22.0              72,305      21.9
Personal                       61,555      17.0              71,305      21.5
-------------------------------------------------------------------------------
Total                        $362,418     100.0%           $330,782     100.0%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


Nonaccrual and impaired loans of $1,063 and $1,839 at December 31, 1995 and 1994, respectively, are included in the above categories.

At the end of 1994, the Company had $1,288 in loans held for sale as part of the mortgage banking activities. This number remained fairly constant in 1995 at the $1,116 level. During 1995, mortgage rates declined throughout the year. The mortgage banking industry is optimistic that loan origination volumes will increase in 1996.

The Company adopted SFAS No.115, "Accounting for Certain Investments in Debt and Equity Securities" in 1993. This pronouncement requires that investment securities be classified into three categories: those to be held to maturity; those which are available for possible sale; and those actively being held in a trading capacity. During 1995, the Financial Accounting Standards Board ("FASB") elected to allow a one-time exemption to move securities between categories. On December 22, 1995, the Company reclassified securities with a book value of $14,792 and a market value of $14,963 from the Held to Maturity category to the Available for Sale category. Approximately 69% of the investment portfolio was available for sale at the end of 1995 as compared to 60% at the end of 1994. SFAS No. 115 also requires that investments being held for possible sale be reported at their fair market value. Unrealized gains and losses (net of income taxes) are reported as a component of capital. Due to the decline in interest rates during 1995, there has been a wide swing in the value of the investment securities. At the end of 1995, the net unrealized gain added to capital was $634, while at the end of 1994, capital had been decreased by $1,127. The reclassification of securities accounted for $105 of the increase in the net unrealized gain included as capital.

Funding asset growth remains very challenging. Efforts have been successful, as total deposits increased $28,074, or approximately 6.7%. Management attributes much of the increase to personal sales and service efforts at all banking locations. Key to continuing this trend will be the ongoing ability to match profitable loan and deposit growth. Added banking convenience is also required in order to attract new customer relationships. The Company opened its third branch in the Rockford market during the third quarter. Management will continue its efforts to identify additional branch sites and utilize new multi-channel delivery systems.

In 1995, other borrowings declined $300, to $13,497, from 1994. The Company repaid $2,000 on the amount borrowed in 1994 to fund the Tri-State acquisition. Net borrowings from the Federal Home Loan Bank increased $1,700 during the year primarily to fund loan growth.

TODAY continues to emphasize asset quality as evidenced by a very low ratio of non-performing loans to total loans. The ratio was .4% for 1995, compared to
 .7% in 1994. Non-performing loans as a percent of capital were 3.2% and 6.0% for the same periods, respectively. In comparison to peer group data, the numbers continue to reflect better than average quality, especially when loan growth over the past few years is considered.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
-----------------------------------------------------------------------
The Company evaluates the allowance for possible loan losses on an ongoing basis. The results of these reviews are reported to the Board of Directors. The level of the allowance is a matter of judgment and is dependent upon many factors, including a prospective view of losses inherent in the loan portfolio. TODAY considers the level of the allowance adequate based on its latest reviews. However, the continuing increases in loans outstanding are being reviewed to ensure that the allowance remains adequate. Based upon current projections, the Company is unaware of any information or uncertainties concerning material credits that would significantly impact future operations, liquidity, or capital.

In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, (as amended by SFAS No. 118) "Accounting by Creditors for Impairment of a Loan." These pronouncements require that the allowance for possible loan losses related to loans which are identified for evaluation be based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the methods used were based on the undiscounted cash flows or the fair value of the collateral. The Company determined it was not required to make an additional provision to the allowance for loan losses in 1995 based on this pronouncement.

Interest Rate Sensitivity and Liquidity
The Asset/Liability Committees of the subsidiary banks continually monitor TODAY'S liquidity and rate sensitivity positions. In managing rate sensitivity, TODAY seeks to maximize the growth of net interest income on a consistent basis by minimizing the fluctuations associated with changing market interest rates, along with meeting cash flow requirements that may arise from increases in demand for loans or other assets or from decreases in deposits or other funding sources.

The Company's liquidity position has been influenced by its funding base and asset mix as identified in the Consolidated Statement of Cash Flows. Funding for the year was primarily provided by proceeds from sales, calls and maturities of investment securities of $42,883, an increase in deposits of $28,074, and additional Federal Home Loan Bank debt of $3,000. The funds were primarily used to purchase investment securities totaling $45,311, provide funds for lending activities of $32,451, purchase premises and equipment of $1,688, and retire corporate debt and Federal Home Loan Bank debt by $3,300.

The investment portfolio, with an average maturity of 2.5 years, is structured to provide liquidity. At December 31, 1995, market values exceeded amortized costs by $1,212 and consisted of gross unrealized gains of $1,480 and gross unrealized losses of $268.

The following rate sensitivity table reflects the earlier of the maturity or repricing dates for various assets and liabilities at December 31, 1995:

                                            0-3 mo        4-12 mo     1-5 yrs    >5 yrs     Total
----------------------------------------------------------------------------------------------------
Uses of Funds
Investment securities                      $  8,633      $ 27,242    $ 63,531     $12,564   $110,970
Time deposits in other banks                    163           271           -           -        434
Federal funds sold                            5,330             -           -           -      5,330
Mortgage loans held for sale                  1,116             -           -           -      1,116
Loans, excluding non-performing loans       155,896        50,499     108,062      46,490    360,947
----------------------------------------------------------------------------------------------------
Total Uses                                 $171,138      $ 78,012    $170,593     $59,054   $478,797
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Sources of Funds
Interest bearing checking                  $ 48,467      $      -    $      -     $     -   $ 48,467
Money market savings                         53,993             -           -           -     53,993
Regular savings                              37,884             -           -           -     37,884
Time deposits                                98,344        58,127      59,592       9,135    225,198
Other interest bearing deposits              11,119         6,683      10,679       1,977     30,458
Short-term borrowings                         8,298             -           -           -      8,298
Other borrowings                              3,600         6,047       3,850           -     13,497
----------------------------------------------------------------------------------------------------
  Total interest bearing                    261,705        70,857      74,121      11,112    417,795
Net other sources                                                                  61,002     61,002
----------------------------------------------------------------------------------------------------
  Total Sources                            $261,705      $ 70,857    $ 74,121     $72,114   $478,797
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Cumulative Maturity/Rate Sensitivity Gap   $(90,567)     $(83,412)   $ 13,060     $     -   $      -
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
-------------------------------------------------------------------------
On a cumulative basis, TODAY'S one-year gap resulted in $83,412 more in interest sensitive liabilities than in assets. This generally indicates that net interest income would decline in a rising rate environment. However, in tracking interest rate movements of deposit rates compared to market-based rates during past interest rate cycles, TODAY notes that certain deposit rates tend to lag. When the cumulative rate sensitivity gap is adjusted for this factor, TODAY feels it is in a near matched position, allowing for limited interest rate exposure.

The cumulative rate sensitivity gap provides a general indication of interest sensitivity at a specific point in time. TODAY utilizes simulation to analyze the impact of changes in interest rates and volumes on net interest income.

To reduce the impact of changes in interest rates on its money market deposit accounts, the Company entered into an interest rate swap agreement with a notional amount of $5,000 for five years. The Company will receive the three-month LIBOR rate in exchange for a fixed rate of 5.855%.

Capital
The Company's capital position provides a margin of safety for depositors and stockholders and enables the Company to take advantage of profitable investment opportunities and provide for future growth. At December 31, 1995, TODAY has Tier 1 capital of 10.3%, Tier 2 capital of 11.2%, and a leverage ratio of 7.9%. The following table illustrates in tabular form the various ratios:


                                                                           Well Capitalized
                                            Amount              Ratio          Guidelines
-------------------------------------------------------------------------------------------
Risk-Based Capital Ratios
 Tier 1 capital                              $ 39,704           10.3%           6.0%
 Tier 2 capital                                42,993           11.2           10.0
 Risk-weighted assets                         385,575            n/a            n/a
Supplemental Ratios
 Leverage ratio                                39,704            7.9            5.0
 Average total assets                         504,562            n/a            n/a
-------------------------------------------------------------------------------------------


Bank regulators have established risk-based capital guidelines which are intended to reflect the varying degrees of risk associated with different balance sheet and off-balance sheet items. Tier 1 capital includes equity capital less goodwill to risk-weighted assets, and Tier 2 capital includes Tier 1 plus the allowed portion of the allowance for possible loan losses to risk-weighted assets. The leverage ratio is defined as Tier 1 capital to total assets.

Under the risk-based capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based upon the perceived risk in the various asset categories. Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations. Bank holding companies are required to maintain minimum risk-based capital ratios. TODAY'S ratios are above the regulatory minimum guidelines, and each of its subsidiary banks met the regulatory criteria to be categorized as "well capitalized" institutions at December 31, 1995. For each of the subsidiary banks, the "well capitalized" classification permits financial institutions to minimize the cost of FDIC insurance assessments by being charged a lesser rate than institutions that do not meet this definition. Designation as a "well capitalized" institution does not constitute a recommendation by federal bank regulators. During 1995, TODAY'S premium per $100 of deposits dropped from $.23 to $.04. For 1996, no premium is projected at this time.

The deposits of the Company are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC, with such insurance backed by the full faith and credit of the United States government. The Company's deposits are predominantly insured by the BIF which is administered by the FDIC.

As insurer, the FDIC assesses deposit insurance premiums and is authorized to conduct examinations of, and require reporting by, FDIC-insured institutions. Deposit insurance premiums are based upon risk classifications that are determined by the insured institution's capital ratios and the result of the institution's supervisory examinations. Institutions assigned higher risk classifications pay deposit insurance premiums at a higher rate than the institutions assigned lower risk classifications.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                    TODAY'S BANCORP, INC.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollars in thousands)
------------------------------------------------------------------------
Federal banking regulators and lawmakers are believed to favor the merging of the BIF and the Savings Association Insurance Fund ("SAIF"). Congressional hearings on the resolution of the issues have been held, and future hearings are scheduled. The outcome of such hearings, the impact on deposit insurance premiums assessed, and the likelihood of the merger of the BIF and SAIF cannot be determined at this time.

Other Developments
Management is not aware of any trends, events, uncertainties, or any recommendations by regulatory authorities which, if they were to be implemented, would impact the future operations, liquidity, or capital of the Company.

During 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which provides new accounting guidelines governing the treatment of employee stock options. The Statement gives entities the option of either adopting a new fair value method of accounting for employee stock options and expensing any related compensation costs in the statement of income or continuing to apply Accounting Principles Board Opinion No. 25 and apply the fair value method through proforma footnote disclosure.

The Statement is effective for the Company in 1996. The Company is currently assessing the methods available and has not concluded which method will be implemented.

Also during 1995, FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill related both to assets to be held and used and assets to be disposed of. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 1995 and it is not anticipated to have a significant impact on the financial results of the Company.

---------------------------------------------------------------------------------------------------------------------
Five-Year Financial Summary
(Dollars in thousands, except per share data)    1995           1994           1993           1992           1991
---------------------------------------------------------------------------------------------------------------------
Interest income                                  $ 39,180       $ 31,132       $ 26,829       $ 26,937       $ 30,103
Net interest income                              $ 19,405         16,956         14,311         13,086         13,346
Provision for possible loan losses                    960            502            360            462            510
Securities gains (losses), net                        139           (567)            42            151            211
Income before income taxes                          7,466          5,361          6,324          5,267          4,866
Net income                                          4,879          3,679          4,351          3,662          3,373
---------------------------------------------------------------------------------------------------------------------
Cash dividends declared                          $  1,466      $   1,341       $  1,162       $  1,033       $    960
Shareholders' equity                               46,514         40,832         39,074         35,450         32,706
Rate earned on
 beginning shareholders' equity                     11.95%          9.42%         12.27%         11.20%         11.16%
---------------------------------------------------------------------------------------------------------------------
Term borrowings and advances from
 Federal Home Loan Bank                          $ 13,497       $ 13,797       $ 20,000       $  4,033       $  2,333
Total deposits                                    445,821        417,747        344,541        328,906        314,840
Total assets                                      518,484        489,366        417,335        382,336        357,190
---------------------------------------------------------------------------------------------------------------------
PER SHARE STATISTICS:
  Net income                                     $   1.79       $   1.37       $   1.65       $   1.39       $   1.29
  Cash dividends declared                           .5375          .5000          .4400          .3917          .3667
  Book value                                        16.96          15.09          14.73          13.43          12.48
---------------------------------------------------------------------------------------------------------------------

Notes to Five-Year Summary
Results of operations and assets of Tri-State Bank & Trust Company and Tri-State Insurance Company are included since October, 1994.
Results of operations and assets of Whaples & Farmers State Bank of Neponset are included through divestiture in March, 1992.
Prior year per share statistics were adjusted to give retroactive effect to the three-for-two stock split in February, 1993.

34