Form 10-K405, Exhibit 13
period 1995-12-31
TODAYS BANCORP INC
filed 1996-03-28
CIK 216729

                       Independent Auditor's Report

To the Board of Directors and Shareholders
TODAY'S BANCORP, INC.
Freeport, Illinois

We have audited the accompanying consolidated statements of income, cash flows and changes in capital, of TODAY'S BANCORP, INC. and subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of TODAY'S BANCORP, INC and subsidiaries' operations and their cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note One to the financial statements, the Company changed its method of accounting for certain investment securities at December 31, 1993.

                                        /s/ Coopers & Lybrand L.L.P.

Rockford, Illinois
January 24, 1994